Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

KAMAN REPORTS 2009 THIRD QUARTER RESULTS

Third Quarter 2009 Highlights:

● Solid Aerospace performance drives earnings per diluted share of $0.37
● Sales of $289.9 million, down 13.5%
● Operating margins:  Aerospace, 15.7%; Industrial Distribution, 2.1%
● Year to date free cash flow* of $39.6 million

BLOOMFIELD, Connecticut (November 5, 2009) – Kaman Corp. (NASDAQ GS:KAMN) today reported financial results for the third quarter ended October 2, 2009.

Summary of Financial Results
In thousands except per share amounts - Unaudited
	For the Three Months Ended

	October 2, 2009	September 26, 2008	$ Change
Net sales:
Industrial Distribution	$162,921	$204,275	$(41,354)
Aerospace	126,980	130,858	(3,878)
Net sales	$289,901	$335,133	$(45,232)

Operating income:
Industrial Distribution	$3,388	$10,704	$(7,316)
Aerospace	19,906	20,865	(959)
Net gain (loss) on sale of assets	(3)	301	(304)
Corporate expense	(8,625)	(7,422)	(1,203)
Operating income	$14,666	$24,448	$(9,782)

Diluted earnings per share	$0.37	$0.53	$(0.16)

Neal J. Keating, Chairman, President and Chief Executive Officer, stated, "We delivered another quarter of solid results in a difficult economic environment. Aerospace sales declined although slightly less than we expected and despite a challenging market environment we were able to improve margin at Industrial Distribution. During the quarter, we signed an agreement with Bell Helicopters, adding a key customer to our helicopter subcontract business, and we expanded our Joint Programmable Fuze (JPF) contract with the U.S. government improving the near term profitability of the program.  We were also awarded a contract by the U.S. Marine Corps for a demonstration of the unmanned K-MAX ® helicopter; if we are ultimately awarded a production contract, this program has the potential to contribute to our growth over the longer term.  We were encouraged that during the quarter Industrial Distribution sales showed a slight sequential improvement over the second quarter and we improved our profit conversion on each dollar of sales. Our free cash flow* generation in the quarter was excellent and we increased the size of our credit facility and extended our debt maturities to further strengthen our financial position.  Each of these accomplishments helps to strengthen our company and improve our competitiveness.”

“Kaman Reports 2009 Third Quarter Results”
November 5, 2009

“While continued weakness in the commercial aerospace market leaves us cautious, we expect to continue to benefit from our business diversification, strong position in several product categories, and sound capital structure. We will retain a tight focus on controlling our costs, while operating our business to take advantage of growth opportunities as they arise."

During the third quarter, the company’s effective tax rate was 24.7% versus 33.8% in the first half of the year.  The lower tax rate in the quarter is due to the cumulative adjustment of our annualized rate to reflect a nonrecurring tax benefit for foreign exchange losses incurred as part of an international recapitalization, and from a discrete benefit in the quarter due to certain foreign tax incentives.  This lower tax rate in the quarter contributed $0.05 to earnings per share (compared to a normalized rate of 35%).  The full year effective tax rate for 2009 is expected to be between 30% and 32%.

Segment reports follow:

Industrial Distribution segment sales decreased 20.2% in the 2009 third quarter to $162.9 million from $204.3 million a year ago.  Segment operating income for the third quarter of 2009 was $3.4 million, a 68.3% decrease from operating income of $10.7 million in the third quarter of 2008.  The operating profit margin for the third quarter of 2009 was 2.1% compared to 2.0% in the second quarter of 2009 and 5.2% in the third quarter of 2008.

Industrial Distribution segment sales for the 2009 third quarter reflect the continued difficult economic environment and resultant weak market conditions for the company in addition to a very strong comparative period in 2008 which experienced a sales increase of 14.7%.  The company is hopeful that the sales decline bottomed during the second quarter of 2009.  Sales were slightly higher on a sequential basis in the third quarter with most of the increase coming during the month of September.  Operating earnings compared to the third quarter of 2008 were impacted by the lower sales volume.  The operating margin was higher on a sequential basis as a result of higher sales volume and cost reductions.

Aerospace segment sales were $127.0 million, a decrease of 3.0% from sales of $130.9 million in the third quarter of 2008. Operating income for the 2009 third quarter was $19.9 million, compared to operating income of $20.9 million in the 2008 third quarter.  The operating margin in this year’s third quarter was 15.7% as compared to 15.9% in the comparable period in the prior year.  The reduction was primarily attributable to lower sales of bearing product lines, which carry higher margins than the company’s other product lines, and a favorable mix of legacy missile program sales in the third quarter of 2008.

The decrease in segment sales from last year’s third quarter is a result of several factors including:  decreased sales from aerospace bearing programs; the absence of sales under the Australian helicopter program ($2.2 million in Q308); lower shipments of legacy missile fuzes; and $2.8 million related to foreign currency translation.  These decreases were partially offset by increased JPF sales; higher BLACKHAWK cockpit deliveries (38 cockpits delivered in Q309 as compared to 31 in Q308);  higher sales of SH-2 spares to New Zealand; and increased revenues from erosion coating programs for U.S. military helicopter platforms.

“Kaman Reports 2009 Third Quarter Results”
November 5, 2009

 Outlook

CFO William C. Denninger commented, “For the full year, we continue to expect Aerospace revenue to increase 5% to 7% over 2008 with an operating margin in the mid-teens.  Visibility at Distribution is limited; however, we expect the full year sales decline for 2009 to be at the high end of our previously stated range of down 10% to 15% from the prior year.  We still anticipate operating margin 200 to 250 basis points below last year.”

“Our balance sheet remains strong as we have focused on asset utilization and liquidity.  We ended the quarter with a net debt to equity ratio* of 20.7% compared to 31.4% at year end 2008.  Cash flow has been excellent and we expect to be able to attain our stated goal for the full year of $35 million to $40 million in free cash flow* and, with our $200 million universal shelf registration and recently finalized and upsized revolving credit agreement, we are well positioned for growth investments.”

Please see the MD&A section of the company’s SEC Form 10-Q filed concurrent with the issuance of this release for greater detail on the quarter’s results and various company programs.

A conference call has been scheduled for tomorrow, November 6, 2009 at 8:30 AM EST.  Listeners may access the call live over the Internet through a link on the home page of the company’s website at http://www.kaman.com.  In its discussion, management may include certain non-GAAP measures related to company performance.  If so, a reconciliation of that information to GAAP will be provided in the exhibits to the conference call and will be available through the Internet link provided above.

Non-GAAP Measure Disclosure
Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures indicated by an asterisk * used in this release provide investors with important perspectives into the company’s ongoing business performance.  The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures.  Other companies may define the measures differently.  The following definitions are provided:

Free Cash Flow – Free cash flow is defined as GAAP “Net cash provided by (used in) operating activities” less “Expenditures for property, plant & equipment.”  Management believes free cash flow provides investors with an important perspective on the cash available for dividends to shareholders, debt repayment, and acquisitions after making capital investments required to support ongoing business operations and long-term value creation.  Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt.

Management uses free cash flow internally to assess both business performance and overall liquidity.  The following table illustrates the calculation of free cash flow using  “net cash provided by (used in) operating activities for continuing operations” and “expenditures for property, plant & equipment”, GAAP measures from the cash flow statement on page 8 (in thousands):

	For the Nine Months Ended
	October 2, 2009	September 26, 2008
Net cash provided by (used in) operating activities	$48,500	$(38,479)
Expenditures for property, plant & equipment	(8,869)	(9,995)
Free Cash Flow	$39,631	$(48,474)

“Kaman Reports 2009 Third Quarter Results”
November 5, 2009

Net Debt to Equity Ratio – Net debt to equity ratio is defined as GAAP “Notes payable” plus “Current portion of long-term debt” plus “Long-term debt, excluding current portion” less “cash and cash equivalents” divided by “Total shareholders’ equity.”  Management believes net debt to equity provides investors with a perspective on the company’s liquidity and capacity to fund investments in its operations.  The following table illustrates the calculation of net debt to equity using GAAP measures from the balance sheets on page 6 (in thousands):

	October 2, 2009	December 31, 2008
Notes payable	$1,669	$1,241
Current portion of long-term debt	5,000	5,000
Long-term debt, excluding current portion	72,038	87,924
Cash and cash equivalents	(16,620)	(8,161)
Net debt	$62,087	$86,004
Total shareholders’ equity	$299,825	$274,271
Net debt to equity	20.7%	31.4%

Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets.  The company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; safing and arming solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company’s SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters.  The company is also a leading distributor of industrial parts, and operates nearly 200 customer service centers and five distribution centers across North America.  Kaman offers more than two million items including bearings, power transmission, electrical, material handling, motion control, fluid power and MRO supplies to customers in a variety of industries.  Additionally, Kaman provides value-added services such as engineering and design support for electrical, linear, hydraulic and pneumatic systems as well as belt and rubber fabrication, reducer build, hose assemblies, custom modifications, repair services, fluid analysis and motor management.

Forward-Looking Statements
This release may contain forward-looking information relating to the company's business and prospects, including the Aerospace and Industrial Distribution businesses, operating cash flow, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic; 2) political conditions in countries where the company does or intends to do business; 3) standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; 4) domestic and foreign economic and competitive conditions in markets served by the company, particularly the defense, commercial aviation and industrial production markets; 5) risks associated with successful implementation and ramp up of significant new programs; 6) management's success in resolving operational issues at the Aerostructures Wichita facility;  7) successful negotiation of the Sikorsky Canadian MH-92  program; 8) successful resale of the SH-2G(I) aircraft, equipment and spare parts;   9) receipt and successful execution of production orders for the JPF U.S. government contract, including the exercise of all contract options and receipt of orders from allied militaries, as all have been assumed in connection with goodwill impairment evaluations; 10) satisfactory resolution of the company’s litigation relating to the FMU-143 program; 11) continued support of the existing K-MAX helicopter fleet, including sale of existing K-MAX spare parts inventory; 12) cost growth in connection with environmental remediation activities at the Bloomfield, Moosup and New Hartford, CT facilities and our U.K. facilities; 13) profitable integration of acquired businesses into the company's operations; 14) changes in supplier sales or vendor incentive policies; 15) the effects of price increases or decreases; 16) the effects of pension regulations, pension plan assumptions and future contributions; 17) future levels of indebtedness and capital expenditures; 18) continued availability of raw materials and other commodities in adequate supplies and the effect of increased costs for such items; 19) the effects of currency exchange rates and foreign competition on future operations; 20) changes in laws and regulations, taxes, interest rates, inflation rates and general business conditions; 21) future repurchases and/or issuances of common stock; and 22) other risks and uncertainties set forth in the company's annual, quarterly and current reports, and proxy statements. Any forward-looking information provided in this release should be considered with these factors in mind. The company assumes no obligation to update any forward-looking statements contained in this release.
###
Contact: Eric Remington, V.P., Investor Relations
(860) 243-6334 Eric.Remington@kaman.com

“Kaman Reports 2009 Third Quarter Results”
November 5, 2009

A summary of segment information follows - (Unaudited):
Summary of Segment Information

	For the Three Months Ended		For the Nine Months Ended
	October 2, 2009	September 26, 2008	October 2, 2009	September 26, 2008
Net sales:
Industrial Distribution	$162,921	$204,275	$495,781	$589,773
Aerospace	126,980	130,858	381,378	347,426
Net sales	$289,901	$335,133	$877,159	$937,199

Operating income:
Industrial Distribution	$3,388	$10,704	$9,232	$29,512
Aerospace	19,906	20,865	56,803	46,920	(2)
Net gain (loss) on sale of assets	(3)	301	37	94
Corporate expense (1)	(8,625)	(7,422)	(25,836)	(23,704)
Operating income	$14,666	$24,448	$40,236	$52,822

(1)
“Corporate expense” increased for the quarter and nine months ended October 2, 2009 compared to the same periods of 2008.  A factor in this increase is higher year over year pension expense.  The expense was $1.3 million higher in the quarter and $3.8 million higher for the nine-month period.

(2)	Nine month results for 2008 include a $7.8 million goodwill impairment charge that was not deductible for tax purposes.

“Kaman Reports 2009 Third Quarter Results”
November 5, 2009

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands except per share amounts) (Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	October 2, 2009	September 26, 2008	October 2, 2009	September 26, 2008

Net sales	$289,901	$335,133	$877,159	$937,199
Cost of sales	213,209	246,260	644,301	685,463
Gross profit	76,692	88,873	232,858	251,736

Selling, general and administrative expenses	62,023	64,726	192,659	191,198
Goodwill impairment	-	-	-	7,810
Net (gain)/loss on sale of assets	3	(301)	(37)	(94)
Operating income from continuing operations	14,666	24,448	40,236	52,822
Interest expense, net	1,270	1,341	3,909	2,336
Other expense, net	621	1,977	1,235	1,906

Earnings from continuing operations
before income taxes	12,775	21,130	35,092	48,580
Income tax expense	3,151	7,600	10,698	20,092
Net earnings from continuing operations	9,624	13,530	24,394	28,488

Gain on disposal of discontinued operations	-	-	-	506
Income tax expense	-	-	-	183
Net earnings from disposal of discontinued operations	-	-	-	323

Net earnings	$9,624	$13,530	$24,394	$28,811

Net earnings per share:
Basic earnings per share
from continuing operations	$0.37	$0.53	$0.95	$1.13
Basic earnings per share
from disposal of discontinued operations	-	-	-	0.01
Basic earnings per share	$0.37	$0.53	$0.95	$1.14

Diluted earnings per share
from continuing operations	$0.37	$0.53	$0.95	$1.12
Diluted earnings per share
from disposal of discontinued operations	-	-	-	0.01
Diluted earnings per share	$0.37	$0.53	$0.95	$1.13

Average shares outstanding:
Basic	25,672	25,405	25,615	25,321
Diluted	25,831	25,548	25,717	25,479

Dividends declared per share	$0.14	$0.14	$0.42	$0.42

“Kaman Reports 2009 Third Quarter Results”
November 5, 2009
KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands) (Unaudited)

	October 2, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$16,620	$8,161
Accounts receivable, net	145,146	173,847
Inventories	280,070	255,817
Deferred income taxes	20,648	23,851
Income taxes receivable	936	3,450
Other current assets	20,931	21,390
Total current assets	484,351	486,516
Property, plant and equipment, net	79,884	79,476
Goodwill	87,501	83,594
Other intangibles assets, net	28,759	28,211
Deferred income taxes	71,143	71,926
Other assets	21,517	12,890
Total assets	$773,155	$762,613

Liabilities and Shareholders’ Equity
Current liabilities:
Notes payable	$1,669	$1,241
Current portion of long-term debt	5,000	5,000
Accounts payable – trade	72,597	84,059
Accrued salaries and wages	20,952	21,104
Accrued pension costs	1,107	5,878
Accrued contract losses	1,044	9,714
Advances on contracts	2,142	10,612
Other accruals and payables	43,164	40,105
Income taxes payable	535	1,464
Total current liabilities	148,210	179,177
Long-term debt, excluding current portion	72,038	87,924
Deferred income taxes	8,241	7,926
Liability for pension benefits	165,070	168,148
Due to Commonwealth of Australia	33,434	-
Other long-term liabilities	46,337	45,167
Commitments and contingencies
Shareholders' equity:
Capital stock, $1 par value per share:
Preferred stock, 200,000 shares authorized; none outstanding	-	-
Common stock, 50,000,000 shares authorized, 25,731,931 and
25,514,525 shares issued, respectively	25,732	25,515
Additional paid-in capital	88,547	85,073
Retained earnings	297,410	283,789
Accumulated other comprehensive income (loss)	(111,332)	(119,658)
Less 48,182 and 43,907 shares of common stock, respectively,
held in treasury, at cost	(532)	(448)
Total shareholders’ equity	299,825	274,271
Total liabilities and shareholders’ equity	$773,155	$762,613

“Kaman Reports 2009 Third Quarter Results”
November 5, 2009
KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands) (Unaudited)

	For the Nine Months Ended
	October 2, 2009	September 26, 2008

Cash flows from operating activities:
Net earnings from continuing operations	$24,394	$28,488
Adjustments to reconcile net earnings from continuing operations to net cash provided by (used in) operating activities of continuing operations:
Depreciation and amortization	11,802	9,056
Provision for doubtful accounts	175	(23)
Net (gain) loss on sale of assets	(37)	(94)
Loss on change in Australian payable, net of gain on derivative instruments	1,497	-
Goodwill impairment	-	7,810
Share-based compensation expense	2,406	1,971
Excess tax benefits from share-based compensation arrangements	(96)	(348)
Deferred income taxes	3,700	1,783
Changes in assets and liabilities, excluding effects of acquisitions/divestures:
Accounts receivable, net	(10,797)	(37,908)
Inventories	30,084	(24,906)
Income tax receivable	2,514	-
Other current assets	777	2,820
Accounts payable - trade	(10,610)	4,956
Accrued contract losses	(2,605)	926
Advances on contracts	61	-
Accrued expenses and payables	1,762	(11,115)
Income taxes payable	(1,118)	(10,894)
Pension liabilities	(4,971)	(8,722)
Other long-term liabilities	(438)	(2,279)
Cash provided by (used in) operating activities of continuing operations	48,500	(38,479)
Cash provided by (used in) operating activities of discontinued operations	-	(183)
Cash provided by (used in) operating activities	48,500	(38,662)
Cash flows from investing activities:
Proceeds from sale of assets	51	122
Net proceeds from the sale of discontinued operations	-	447
Expenditures for property, plant & equipment	(8,869)	(9,995)
Acquisition of businesses including earn out adjustment, net of cash	(576)	(100,168)
Other, net	(1,735)	(2,277)
Cash provided by (used in) investing activities	(11,129)	(111,871)
Cash flows from financing activities:
Net borrowings (repayments) under revolving credit agreements	(11,892)	88,263
Debt repayment	(3,750)	-
Net change in book overdraft	(1,637)	8,723
Proceeds from employee stock plan transactions	1,333	3,359
Dividends paid	(10,742)	(10,615)
Windfall tax benefit	96	348
Payment of debt issuance costs	(3,401)	-
Other	133	1,641
Cash provided by (used in) financing activities	(29,860)	91,719
Net increase (decrease) in cash and cash equivalents	7,511	(58,814)
Effect of exchange rate changes on cash and cash equivalents	948	(250)
Cash and cash equivalents at beginning of period	8,161	73,898
Cash and cash equivalents at end of period	$16,620	$14,834